UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2020

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SAExploration Holdings, Inc.

(Exact name of registrant as specified in its charter)

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Delaware

(State or other jurisdiction of incorporation)

001-35471

(Commission file number)

27-4867100

(IRS Employer Identification No.)

1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

(281) 258-4400

(Company's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	SAEX	NASDAQ Capital Market

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John Simmons

Effective May 1, 2020, the Board of Directors of SAExploration Holdings, Inc. (the “Company”) appointed John Simmons as a Vice President of the Company. Mr. Simmons will serve the Company in such capacity until the day immediately following the date on which the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 is filed with the Securities and Exchange Commission (the “Transition Date”), at which time Mr. Simmons will also be appointed as Chief Financial Officer of the Company. Prior to joining the Company, Mr. Simmons was the Chief Financial Officer at Dauphine Energy, LLC, a privately held oil and gas company, from March 2019 until March 2020.  Prior to that, Mr. Simmons held various positions with BHP Petroleum from 2001 until April 2018, including as a member of BHP Petroleum’s Executive Leadership Team as the Head of Global Planning from 2014 to 2018, as the Chief Financial Officer of Petrohawk Energy following its acquisition by BHP Petroleum from 2011 until 2014, as Global Controller from 2005 to 2010 and as a Finance and Planning Manager for the Americas Division from 2001 to 2005. Prior to joining BHP, Mr. Simmons was the Planning Manager at PetroCosm from 2000-2001 and, prior to that, he worked at Union Oil Company of California (Unocal) serving in a variety of roles within planning, finance, accounting and economic evaluation from 1993 to 2000. Mr. Simmons has a Bachelor of Science from McNeese State University and a Master of Business Administration from Texas A&M University. He is also a Certified Public Accountant in the State of Texas.

In connection with joining the Company, Mr. Simmons, age 52, entered into an Executive Employment Agreement with the Company (the “Agreement”) for an initial term ending on May 1, 2021, subject to earlier termination in certain circumstances, with subsequent automatic annual renewals for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of any such term. The Agreement provides for an initial base salary of $308,600 per year, which may be increased annually in the discretion of the Board of Directors. The Agreement also provides for participation in the Company’s management incentive programs or arrangements, including (i) an annual performance cash award at a target percentage (the “Target Percentage”) of 60% of base salary if certain performance goals are reached as identified and approved by the Compensation Committee of the Board of Directors, and (ii) equity incentive programs and arrangements.

The Agreement provides that, in the event of a termination of Mr. Simmons’s employment by the Company without cause (as defined in the Agreement), by Mr. Simmons for good reason (as defined in the Agreement), or by the Company on account of its failure to renew the Agreement within twelve (12) months following a Change of Control (as defined in the Agreement), the Company will pay Mr. Simmons: (i) all accrued but unpaid base salary and vacation, (ii) a severance amount equal to the sum of (A) 12 months of base salary plus (b) the amount of the annual performance cash award that Mr. Simmons would have earned at the Target Percentage for the calendar year in which the termination occurs, which severance amount will be paid in a single lump sum payment, and (iii) reimbursement of premiums associated with continuation of coverage through COBRA for a period of up to 12 months, subject, in the case of the payments to be made pursuant to clauses (ii) and (iii), to the execution of a full and final release in favor of the Company.

The Agreement, as more fully provided in a nondisclosure agreement between the Company and Mr. Simmons, restricts Mr. Simmons from using or disclosing confidential information for purposes other than advancing the Company’s interests. Under the Agreement, during its term and for one year following termination thereof, Mr. Simmons will not directly or indirectly solicit or accept business from any of the Company’s customers (as defined in the Agreement), or solicit or induce any employee to leave the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Simmons and any other person pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Simmons and any director or executive officer of the Company, and Mr. Simmons has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Kevin Hubbard

Effective as of the Transition Date, Kevin Hubbard will no longer serve as the Company’s Interim Chief Financial Officer, but will continue to serve the Company in an advisory role.

Item 9.01.  Financial Statements and Exhibits.

(d)Exhibits

10.1	Executive Employment Agreement, dated May 1, 2020, between John Simmons and SAEXploration Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2020 SAExploration Holdings, Inc.

By: /s/ Kevin Hubbard

Name: Kevin Hubbard

Title: Interim Chief Financial Officer

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